Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

October 8, 2010

To the Board of Directors of
Specialized Services, Inc.
Southfield, MI

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC, hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Specialized Services, Inc. of our reports dated May 25 2010, May 4 2010, and April 29 2010, respectively, relating to the financial statements of Specialized Services, Inc., a Michigan Corporation, for the years ending December 31, 2009 and 2008,  December 31, 2008 and 2007, and December 31, 2007 and 2006.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC